Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tredegar Corporation of our report dated February 21, 2018, except for the change in the manner in which the Company accounts for pension and postretirement benefits discussed in Note 1 to the consolidated financial statements, as to which the date is March 18, 2019 relating to the financial statements, which appears in Tredegar Corporation's Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia
March 18, 2019